CLOSING DATE EXTENSION AGREEMENT

THIS AGREEMENT is entered into this 15th day of September, 2009 by and between GRIMSLEY, LLC ("Seller") and NATURAL DAIRY, INC. ("Natural Dairy") and TRIPLECROWN ACQUISITION CORP. ("Triplecrown" and together with Natural Dairy, collectively the "Buyer").

The parties hereto have entered into a Contract for Sale and Purchase, dated June 27, 2009, as amended by that certain Closing Date Extension Agreement dated August 10, 2009, for the sale and purchase of real estate located in Burke and Jenkins Counties, Georgia (as amended, the "Contract"), a copy of which Contract is attached hereto as Exhibit "A".

The parties hereto are desirous of extending the contract closing date from SEPTEMBER 15, 2009 to SEPTEMBER 30, 2009. In consideration for extending the closing date the parties hereto have agreed to the following terms:

1. Buyer will place $518,879.00 (the "Deposit") with Trotter Jones, LLP (the "Escrow Agent"). Of that sum, $500,000.00 is to be applied toward the purchase price at the closing of the transaction. The remaining amount of $18,879.00 is interest paid to secure the extended closing date and consideration for the lease rights pursuant to paragraph 3 and shall not be applied to the purchase price. Buyer shall wire the Deposit so that it is received by the Escrow Agent on or before 5 p.m. Eastern Standard time on September 18, 2009. Buyer shall not be deemed to be in default under the Contract so long as the Deposit is received by the Escrow Agent by said time and date. If the Deposit is not received by the Escrow Agent on or before 5 p.m. Eastern Standard time on September 18, 2009, Buyer shall be in default under the Contract, and Seller may terminate the Contract and retain the Deposit and all previous earnest money and deposits paid by Buyer.

2. The amount paid under paragraph 1 will be immediately released to the Seller. The Buyers' signature affixed below represents unconditional authorization for the Escrow Agent to release said Deposit to the Seller.

3. Upon the payment of the sum pursuant to paragraph 1, the Buyer will have extended until September 30, 2009, the lease of 1,070 acres of the real estate being the subject of the aforementioned Contract comprising of pasture land, for the purpose of grazing cattle. The Buyer is currently leasing said land from Seller pursuant to the Contract.

4. The Seller unconditionally agrees to repay $500,000 of the Deposit in the event the Buyer is unable to close the purchase of the said real estate due to Seller's default.

5. If Triplecrown is unable to complete the purchase of the property pursuant to the Contract by September 30, 2009, Natural Dairy shall have the obligation to pay the remaining balance due at closing and Triplecrown shall have no further obligation or liability hereunder or under the Contract whatsoever. Accordingly, in such event, Seller understands that it will have no recourse whatsoever against Triplecrown for any further monies owed hereunder or under the Contract.

6. All other terms and conditions contained in the aforementioned Contract not specifically amended herein will remain unchanged. Except as amended herein, the Contract shall remain in full force and effect.

[signatures appear on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, managers, members or representatives in multiple original counterparts as of the date first above written.

Buyer(s):

Natural Dairy Inc

By: [signature]

Name: Richard H. Watson

Title: Director

Triplecrown Acquisition Corp.

By: [signature]

Name:

Title:

Seller:

Grimsley, LLC

By: Burke County Holdings, LLC

Its Sole Member

By: Ten Thirty One Titleholder, LLC

Its Sole Member

By [signature]

David C. Jones, Operating Manager

EXHIBIT "A"

Please see attached.